UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        April 15, 2010

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2372-A Qume Drive, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       (408) 428-9725

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of 2003 Stock Plan

On April 15, 2010, the holders of approximately 72% (as of the Record Date of March 18, 2010) of the outstanding shares of Common Stock of NeoMagic Corporation (“NeoMagic” or the “Company”) adopted and approved an amendment to the NeoMagic 2003 Stock Plan (the “Plan”) to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan from 2,128,411 shares to twenty million (20,000,000) shares and to increase the maximum number of shares subject to option grants to a Service Provider in any fiscal year from four hundred thousand (400,000) shares to five million (5,000,000) shares. The Company’s executive officers and directors are eligible to receive awards under the Plan, including stock options, stock appreciation rights and stock purchase rights, in accordance with the terms and conditions of the Plan.

Our Board of Directors believes that the increase in the number of shares of Common Stock available for issuance under the Plan is necessary to continue to offer stock-based compensation programs that will allow the Company to retain current key employees and to attract new employees critical to the growth and success of the Company.  The Board of Directors plans to issue a certain number of the newly available shares to officers, directors, third parties and management pursuant to potential employment or consulting agreements or other arrangements in the form of Common Stock and / or stock options. The specific number of shares for the proposed issuances has not been finalized, but the percentage ownership of current stockholders would be  diluted due to the issuance of additional shares.

The foregoing summary of the material amendments to the Plan is qualified in its entirety by the text of the Plan, which is attached hereto as Exhibit 10.7 and is incorporated herein by this reference.

ITEM 5.07	Submission of Matters to a Vote of Security Holders.

As discussed under Item 5.02 above, on April 15, 2010, the holders of approximately 72% (as of the Record Date of March 18, 2010) of the outstanding shares of our Common Stock adopted and approved an amendment to the NeoMagic 2003 Stock Plan (the “Plan”) to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan from 2,128,411 shares to twenty million (20,000,000) shares and to increase the maximum number of shares subject to option grants to a Service Provider in any fiscal year from four hundred thousand (400,000) shares to five million (5,000,000) shares.  On April 15, 2010, the holders of approximately 72% (as of the Record Date of March 18, 2010) of the outstanding shares of our Common Stock also approved an amendment to NeoMagic’s Certificate of Incorporation (the “Amendment”) to increase the authorized Common Stock from one hundred million (100,000,000) to two hundred million (200,000,000) shares.

At the March 18, 2010 Record Date, 44,451,394 of the currently authorized 100,000,000 shares of Common Stock were issued and outstanding.  In addition, as of such date, there were 47,366,215 warrant shares and 2,244,708 shares under the NeoMagic Stock Plans reserved for issuance.  The Board of Directors does not believe the remaining 5,937,683 shares are sufficient to allow NeoMagic needed flexibility in pursuing its long-term business objectives, including but not limited to future partnerships, financings, and operational transactions.  The increase in the number of authorized shares provides for such flexibility.

The Company intends to file an Information Statement with the Securities and Exchange Commission in accordance with Rule 14C-2 of the Securities Exchange Act of 1934 as soon as practicable relating to the above-referenced action by written consent.  In accordance with Rule 14C-2, the Amendment will be filed with the Delaware Secretary of State and become effective approximately twenty calendar days after an Information Statement is sent to our stockholders of record as of March 18, 2010 and the amendment to the Plan will become effective twenty calendar days after an Information Statement is sent to such stockholders.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.7	2003 Stock Plan, as amended and restated April 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date:	April 19, 2010	/s/ Syed Zaidi
SYED ZAIDI
President and Chief Executive Officer